As filed with the Securities and Exchange Commission on July 17, 2008

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRIANGLE ALTERNATIVE NETWORK INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Delaware	515100	26-2691611
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Summit Executive Center Suite 200
13575 58th Street North
Clearwater, FL 33760
(727) 538-7724
 (Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

Sheldon I. Altfeld

 Interim Chief Executive Officer
Triangle Alternative Network Incorporated
Summit Executive Center Suite 200
13575 58th Street North
Clearwater, FL 33760
(727) 538-7724
(Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copies to:

Darrin M. Ocasio
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
(212) 970-9700
 (212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $ par value	649,000	$0.75(1)	$486,750(1)	$19.13(2)

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 (a) promulgated under the Securities Act of 1933, as amended.  The Proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.

(2)
The selling stockholders will offer their shares at $0.75 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares from the selling shareholders.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this Prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective.  This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED _____, 2008

Triangle Alternative Network Incorporated
649,000 Shares of
Common Stock

The selling shareholders are offering up to 649,000 shares of common stock.  The selling shareholders will offer their shares at $0.75 per share until our shares are quoted on the OTC Bulleting Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs and expenses of this offering.  Selling shareholders will pay no offering expenses.  As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop.  Our common stock is not currently listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

All of the net proceeds from the sale of these shares of common stock will go to the selling stockholders. We will not receive any proceeds from sales of these shares. We will bear the costs relating to the registration of these shares.

You should read this prospectus carefully before you invest.

Investing in these securities involves substantial risks.   See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2008.

Table of Contents

Prospectus Summary	6
Risk Factors	7
Forward-Looking Statements	12
Use Of Proceeds	12
Determination of Offering Price	12
Selling Stockholders	12
Plan of Distribution	14
Description of Securities to Be Registered	16
Interests of Named Experts and Counsel	17
Description of Business	17
Description of Property	22
Management’s Discussion and Analysis of Financial Condition and Plan of Operation	22
Qualitative and Quantitative Market Risk	29
Management	29
Executive Compensation	31
Limitation and Liability and Indemnification	32
Security Ownership of Certain Beneficial Owners and Managers	33
Transactions with Selling Stockholders	34
Legal Matters	34
Experts	34
Other Expenses of Issuance and Distribution	34
Indemnification of Directors and Officers	35
Recent Sale of Unregistered Securities	35
Exhibits	36
Undertakings	36
Signatures	38
Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" beginning on page 7, and the consolidated financial statements and notes to those consolidated financial statements, before making an investment decision.

Triangle Alternative Network Incorporated

OVERVIEW

Triangle Alternative Network Incorporated (“TAN, Inc.”) is the holding company for its wholly owned subsidiary, Triangle Alternative Network LLC (“TAN, LLC”) (collectively referred to as "TAN", the "Company", "we", "us" or "our"), a development-stage television network focused on building a diversity of programming aimed at the Gay Lesbian Bi-Sexual Trans-gender (“GLBT”) Community.  Topics to be broadcast on our network will include news, entertainment, documentaries and family sitcoms.  TAN will be built on national and community partnerships.  Our business goal is to become a highly informative and entertaining network dealing with the GLBT Community.  With innovative programming and aggressive marketing strategies, TAN will develop into a relevant service for all carriers and operators.  TAN will primarily be marketed to operators as a basic cable service.  TAN will provide added value with a magazine subscription, access to on-line services, news updates/information and home shopping opportunities, among other things.

Our Corporate Information

TAN, Inc. was incorporated in the State of Delaware on April 1, 2008.  We are the holding company for our wholly owned subsidiary, Triangle Alternative Network, LLC (“TAN, LLC”).  TAN, LLC was incorporated in the State of Florida on May 23, 2007.  We have 5 full time employees.  Our principal executive offices are located at Summit Executive Center Suite 200, 13575 58th Street North, Clearwater, FL, 33760 and our telephone number is (727) 538-7724.

The Offering

Securities offered by the Selling Shareholders	649,000 shares
Common stock to be outstanding after the offering	5,000,000 shares
Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.
Risk Factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

The number of shares of our common stock to be outstanding following this offering is based on 5,000,000 shares of our common stock outstanding as of July 17, 2008.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in our common stock. If any of the following risks actually materializes, our business, financial condition and results of operations would suffer. The trading price of our common stock could decline as a result of any of these risks, and you might lose all or part of your investment in our common stock. You should read the section entitled "Forward-Looking Statements" immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Related to Our Business

We Will Need Significant Additional Capital, Which We May Be Unable To Obtain.

Our capital requirements will be significant. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to continue our operations, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

We Have No History of Operations; We Are In The Developmental Stage

To date, we do not have a fully developed business or product.  We have a limited operating history and our proposed operations are subject to all of the risks inherent in a new business enterprise, including commercial development of our products and lack of marketing experience in this industry.

We are in an early stage of development and run the risk of not having the ability to:

•	Obtain all necessary programming for broadcast.
•	Attract customers.
•	Develop awareness of and stimulate interest in our products and services.
•	Offer compelling content or product.
•	Develop strategic relationships.
•	Attract advertisers.
•	Respond effectively to competitive pressures.
•	Hire, retain and motivate additional qualified personnel.
•	Attract members.
•	Realize our technological platform.
•	Build brand recognition.

We Rely On Highly Skilled Personnel And, If We Are Unable To Retain Or Motivate Key Personnel Or Hire Qualified Personnel, We May Not Be Able To Grow Effectively.

Our performance largely depends on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Our continued ability to compete effectively depends on our ability to attract new technology developers and to retain and motivate our existing contractors.

Failure to properly manage our potential growth would be detrimental to our business.

Any growth in our operations will place a significant strain on our resources and increase demands on our management and on our operational and administrative systems, controls and other resources. There can be no assurance that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. We may fail to adequately manage our anticipated future growth. We will also need to continue to attract, retain and integrate personnel in all aspects of our operations. Failure to manage our growth effectively could hurt our business.

Our management has limited experience in managing and operating a public company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our current management has limited experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties including its consultants, attorneys and accountants. Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition.

Our operating results will be primarily dependent on advertising revenues and the loss of advertising revenues could have a negative impact on our financial condition and results of operations.

Our operating results will be primarily dependent on advertising revenues. We believe that advertising is cyclical in nature, with advertising tending to decline disproportionately during economic recession or downturn compared with other types of business spending. As a result, economic downturns adversely affect our potential advertising revenues and, therefore, our results of operations.  A significant decrease in these revenues in the future could materially and adversely affect our results of operations. In addition, our advertising revenues may be affected by:

•	local economic conditions, coverage of political events and high profile sporting events, such as the Olympics, Super Bowl and NCAA Men’s Basketball Tournament;

•	the relative popularity of our programming, which in many cases, is dependent on the relative popularity of the relevant network’s programming;

•	the demographic characteristics of our markets; and

•	the activities of our competitors.

We will continue to have a substantial amount of debt, which could adversely affect our financial condition and results of operations.

We have, and will continue to have, a large amount of indebtedness.  As of July 17, 2008, we had $86,702.00 of total debt.  We may incur additional indebtedness in the future. Accordingly, even following the repayment of a portion of our indebtedness with the net proceeds from the transactions, we will continue to have, significant debt service obligations.

Our large amount of indebtedness could, for example:

•
require us to use a substantial portion of our cash flow from operations to pay indebtedness and reduce the availability of this cash flow to fund working capital, capital expenditures, acquisitions and other general corporate activities;

•	limit our ability to obtain additional financing in the future; and

•	impair our ability to successfully withstand a downturn in our business or the economy in general and place us at a disadvantage relative to our less leveraged competitors.

If we are unable to compete effectively or our broadcast television programming does not attain a certain level of popularity, we may not generate sufficient revenue to support our operations.

The entertainment industry, and particularly the television industry, is highly competitive and is undergoing a period of consolidation and significant change. Many of our current and potential competitors have greater financial, marketing, programming and broadcasting resources than we do. Technological innovation and the resulting proliferation of television entertainment, such as cable television, wireless cable, satellite-to-home distribution services, pay-per-view and home video and entertainment systems, have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to new types of competition.  Moreover, the success of our operations depends in part upon unpredictable and volatile factors beyond our control, such as viewer preferences. A shift in viewer preferences resulting in our not being able to capture a large viewing audience could hinder our ability to generate advertising revenue. We and those that we rely on for programming may not be able to anticipate and react effectively to shifts in tastes and interests in our markets.

We Face Significant Competition From Larger and More Established Networks With Regards to Viewers and Advertisers

We face formidable competition in every aspect of our business.  The competition may have more employees than we do, and, and they have more cash resources than we do.  They may have longer operating histories and more established relationships with customers.  They can use their experience and resources against us in a variety of competitive ways, including by making acquisitions, investing more aggressively in research and development of programming geared to the GLBT Community, and competing more aggressively for advertisers.

There has been a trend toward industry consolidation among our competitors with the end result being that smaller competitors today may become larger competitors in the future.  If our competitors are more successful than we are at generating viewers, our revenues may decline.

We face competition from traditional media companies so that we may not be included in the advertising budgets of large advertisers, which could harm our potential for operating results.

We face competition from companies that offer traditional media advertising opportunities.  Most large advertisers have set advertising budgets with only a portion allocated towards television advertising.  We expect that large advertisers will continue to focus most of their advertising efforts on traditional media, i.e., television advertising.  If we fail to convince these companies to spend a portion of their advertising budgets with us, our operating results would be harmed.

Our industry is subject to significant regulation and we must obtain and maintain our broadcast licenses to operate.

Television stations are subject to significant regulation by the FCC under the Communications Act of 1934. The issuance, renewal or transfer of television broadcast station licenses requires FCC approval. The failure to obtain and, in the future, renew our licenses could prevent us from operating the affected stations. If the FCC included conditions or qualifications in any of the licenses we receive, we may be limited in the manner in which we may operate the affected station.

In addition, if we or any of our officers, directors or significant stockholders materially violate the FCC’s rules and regulations or are convicted of a felony or are found to have engaged in unlawful anticompetitive conduct or fraud upon another government agency, the FCC may, in response to a petition from a third party or on its own initiative, in its discretion, commence a proceeding to impose sanctions upon us which could involve the imposition of monetary penalties, the revocation of our broadcast licenses or sanctions. If the FCC were to issue an order denying a license application or revoking a license, we would be required to cease operating the television station only after we had exhausted all administrative and judicial review without success. We have no reason to believe that the FCC will not grant our licenses without material conditions or qualifications, but if the FCC does not do so, our potential revenues and cash flow would suffer materially.

Risks Related to this Offering.

The Company Arbitrarily Determined The Offering Price And Terms Of The Shares Offered Through This Prospectus.

The price of the Shares has been arbitrarily determined and bears no relationship to the assets or book value of the Company, or other customary investment criteria.  No independent counsel or appraiser has been retained to value the Shares, and no assurance can be made that the offering price is in fact reflective of the underlying value of the Shares offered hereunder.  Each prospective investor is therefore urged to consult with his or her own legal counsel and tax advisors as to the offering price and terms of the Shares offered hereunder.

The Shares Are An Illiquid Investment And Transferability Of The Shares Is Subject To Significant Restriction.

There are substantial restrictions on the transfer of the Shares. Therefore, the purchase of the Shares must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time.  There is not a public market for the resale of the Shares.  A prospective investor, therefore, may not be able to liquidate its investment, even in the event of an emergency, and Shares may not be acceptable as collateral for a loan.

There Is No Public Market For Our Common Stock, Nor Have We Ever Paid Dividends On Our Common Stock.

There is no public trading market for our common stock. Additionally, we have never paid dividends on our Common Stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into the Company to further its business strategy.

Our Stock Price May Be Volatile.

The price at which our common stock will trade after this offering may be volatile due to a number of factors, including:

•	actual or anticipated fluctuations in our results of operations;

•	changes in or our failure to meet securities analysts’ expectations;

•	technological innovations;

•	changes in governmental regulations;

•	increased competition; and

•	general market conditions.

In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of newly public companies for a number of reasons, including reasons that may be unrelated to our business or operating performance. These broad market fluctuations may result in a material decline in the market price of our common stock.

Future sales of our common stock after this offering could adversely affect its market price.

The market price of our common stock could fall substantially if our stockholders sell large amounts of shares of common stock in the public market following our initial public offering. The availability of a large number of shares for sale could result in the need for sellers to accept a lower price in order to complete a sale. After the offering, there will be shares of our common stock outstanding.  Of these shares, the shares sold in this offering will be freely tradable, except for any shares purchased by our “affiliates” as defined in Rule 144 under the Securities Act..

Our Shares Are Subject To The U.S. “Penny Stock” Rules And Investors Who Purchase Our Shares May Have Difficulty Re-Selling Their Shares As The Liquidity Of The Market For Our Shares May Be Adversely Affected By The Impact Of The “Penny Stock” Rules.

Our stock is subject to U.S. “Penny Stock” rules, which may make the stock more difficult to trade on the open market. Our common shares are not currently traded on the OTCBB, but it is the Company’s plan that the common shares be quoted on the OTCBB. A “penny stock” is generally defined by regulations of the U.S. Securities and Exchange Commission (“SEC”) as an equity security with a market price of less than US$5.00 per share. However, an equity security with a market price under US$5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i) the equity security is listed on NASDAQ or a national securities exchange;
(ii) the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US$5,000,000, or (b) average annual revenue of at least US$6,000,000; or
(iii) the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least US$2,000,000.

Our common stock does not currently fit into any of the above exceptions.

If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock will be subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.
Since our common stock is currently deemed penny stock regulations, it may tend to reduce market liquidity of our common stock, because they limit the broker/dealers’ ability to trade, and a purchaser’s ability to sell, the stock in the secondary market.

The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker’s commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, the Company’s shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

For more information about penny stocks, contact the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or by telephone at (202)  551-6551 .

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We will not receive any of the proceeds of the sale of shares of common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The pricing of the Shares has been arbitrarily determined and established by the Company.  No independent accountant or appraiser has been retained to protect the interest of the investors.  No assurance can be made that the offering price is in fact reflective of the underlying value of the Shares.  Each prospective investor is urged to consult with his or her counsel and/or accountant as to offering price and the terms and conditions of the Shares. Factors to be considered in determining the price include the amount of capital expected to be required, the market for securities of entities in a new business venture, projected rates of return expected by prospective investors of speculative investments, the Company’s prospects for success and prices of similar entities.

SELLING STOCKHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. The selling shareholders will offer their shares at $0.75 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders. These selling shareholders acquired their shares by purchase in a single private placement exempt from registration under section 4(2) of the Securities Act of 1933. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned. We have based our calculation of the percentage of beneficial ownership on 5,000,000 shares of common stock outstanding on July 17, 2008.  In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 17, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.  It should be noted, however, that no selling stockholder held any options or warrants exercisable within 60 days of July 17, 2008. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering

Beneficial Owner	Number	Percent	Shares Offered	Number	Percent
Darrin Ocasio	150,000	3%	150,000	0	*
Steve Pancoast	5,000	*	5,000	0	*
Mary Pancoast	5,000	*	5,000	0	*
Eric DeWolf	16,000	*	16,000	0	*
Cynthia Cervantes	7,500	*	7,500	0	*
Rick Pancoast	5,000	*	5,000	0	*
Alexandria Pancoast	5,000	*	5,000	0	*
Living Trust of Merrilee Foerster	30,000	*	30,000	0	*
Glen Foerster	5,000	*	5,000	0	*
James H. Perron	17,500	*	17,500	0	*
Rossella Rotendo	6,000	*	6,000	0	*
Toni Elaine Keller	13,000	*	13,000	0	*
Nancy Cruz	5,000	*	5,000	0	*
Michael Galanes	7,500	*	7,500	0	*
Guy Balson	5,000	*	5,000	0	*
Paul Hickert	5,000	*	5,000	0	*
Colleen C. Clark	5,000	*	5,000	0	*
Jennifer Sepielli	5,000	*	5,000	0	*
Frank George Jackovitz	7,500	*	7,500	0	*
Debbie May Griffiths	5,000	*	5,000	0	*
William Griffiths	5,000	*	5,000	0	*
Beatty Cohen	7,500	*	7,500	0	*
Elliot Cohen	5,000	*	5,000	0	*
Joseph Peterson	5,000	*	5,000	0	*
Amy Curtin	5,000	*	5,000	0	*
Letosha Joshua	7,500	*	7,500	0	*
Doris Dahn	5,000	*	5,000	0	*
Charles Henson	12,500	*	12,500	0	*
John Jay Obrien	5,500	*	5,500	0	*
Peter Bruce	5,000	*	5,000	0	*

Todd Signorelli	5,000	*	5,000	0	*
June Polaski	6,500	*	6,500	0	*
Mike Polaski	6,000	*	6,000	0	*
Marshall DeWolf	5,000	*	5,000	0	*
Scott Williams	5,000	*	5,000	0	*
Cathy Gundrum	5,000	*	5,000	0	*
Lisa Zdroik	5,000	*	5,000	0	*
Tom Zdroik	5,000	*	5,000	0	*
Alexandria Pancoast	5,000	*	5,000	0	*
Jack Pinson aka Jack E. Jett	10,000	*	10,000	0	*
Rubin James Ares	5,000	*	5,000	0	*
Keith Crimson	10,000	*	10,000	0	*
Ricardo R. Cervantes	5,000	*	5,000	0	*
Helan Spielburger	5,500	*	5,500	0	*
Gene Marciano Weber	6,500	*	6,500	0	*
Lenard Smith	7,500	*	7,500	0	*
Don Lasker	5,000	*	5,000	0	*
Charley Fox	5,500	*	5,500	0	*
Dennis Vallardite	10,000	*	10,000	0	*
Lyndi Demers	11,500	*	11,500	0	*
Steve Stamets	10,000	*	10,000	0	*
Icag inc. C/O Richard Shintaku	10,000	*	10,000	0	*
Frank O’Donnell	10,000	*	10,000	0	*
Jeff Gleckman	10,000	*	10,000	0	*
Roger & Patricia Paglia Family Trust	10,000	*	10,000	0	*
Bridge Port Enterprises	25,000	*	25,000	0	*
Clifford Hunt, Esq.	5,000	*	5,000	0	*
John Vierheller	5,500	*	5,500	0	*
Steve P. Mikolajko	5,000	*	5,000	0	*
Kirk Mccelland	10,500	*	10,500	0	*
Carol Mccelland	6,000	*	6,000	0	*
Michael Kaplan	10,000	*	10,000	0	*
Lance O’Brien	10,000	*	10,000	0	*
Don Levoie	5,000	*	5,000	0	*
Michael Williams, Esq.	5,000	*	5,000	0	*
Jon Von Iersel	10,000	*	10,000	0	*

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      ●  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      ●  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      ●  purchases by broker-dealer as principal and resale by the broker-dealer for its account;

      ●  an exchange distribution in accordance with the rules of the applicable exchange;

      ●  privately negotiated transactions;

●	settlement of short sales;

●	broker-dealer may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions or discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by the broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealer or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

Because the selling stockholders may be deemed underwriters, they will be subject to the prospectus delivery requirements of the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

As of July 17, 2008, our authorized capital consists of 50,000,000 shares of common stock, par value $.005 per share.

Common Stock

As of July 17, 2008, we had 5,000,000 shares of common stock outstanding. Our common stock is divided into three classes and incorporates a dual class voting structure.  Each share of our Class A common stock is entitled to one vote at all meetings of our stockholders. Our stockholders are not permitted to cumulate votes in the election of directors. There are no preemptive rights to purchase any additional shares of our common stock.

Each share of Class B common stock is entitled to ten votes per share and each share is convertible at any time at the option of the holder into one share of Class A common stock.  In the event of our liquidation, dissolution or winding up, holders of our Class B common stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all outstanding debt, if any. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers which are as follows:

●	Transfers between Class B shareholders; or

●	Merger or sale of the company; or

●	Transfers for tax and estate planning purposes, including to trusts, corporations and partnerships controlled by a holder of Class B common stock.

Holders of our Class C common stock are not entitled to any voting rights and is not convertible into any other class of common stock.

Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued.  No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Our board of directors may establish the number of shares to be included in each such class of our common stock and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock.  Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock.

Options and Warrants

None.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South Suite 430, Denver Colorado 80209.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32 nd Fl., New York, NY 10006. Darrin Ocasio, a member of Sichenzia Ross Friedman Ference LLP, will receive 150,000 shares of common stock under this registration statement to be issued as compensation for legal services to be performed on behalf of the Registrant.

DESCRIPTION OF BUSINESS

OVERVIEW

Triangle Alternative Network Incorporated (“TAN, Inc.”) is a development stage company that was incorporated in the state of Delaware on April 1, 2008 and is the holding company for Triangle Alternative Network, LLC (“TAN, LLC” and, together with TAN, Inc., "TAN", the "Company", "we", "us" or "our").  We are a start-up company that has begun to develop a television network which provides programming to the Gay, Lesbian, Bi-Sexual and Trans-gender (“GLBT”) Community.

Our objective is to become the leading provider of news, entertainment, educational and informational programming to a growing segment of population being the GLBT Community.  We believe our TV network and programming will appeal to all consumers with a GLBT target audience, however we do not know if our services and programming will be well received or whether we will achieve a significant customer base.  We intend to develop our website (www.trianglealternativenetwork.com) with program accessibility but our primary focus is traditional TV network viewer ship.

We believe that a network that specifically targets the GLBT Community has a unique niche in our society due to the enormous size of the GLBT Community which only continues to grow.  We believe by being the “one stop shop” of providing news, entertainment, educational and real world programming for the GLBT Community, we will become a leading network for the GLBT Community.

Programming that is required to operate a GLBT network is different from that of a traditional network.  Programming may be limited or non-existent and the costs to develop programming applicable to our network could be cost preventative which ultimately can affect the network or even cause it to cease operations.

We intend to have Internet users directed to our website for GLBT related articles as well as advertising that specifically targets the GLBT Community.  We intend to provide the latest news, medical articles, a forum to “chat” with others users, resources for employment, tools to locate any areas of interest for the GLBT Community, whether they be locally or nationally shall be incorporated into our website as well as our TV programming.

STRATEGY

Our objective is to establish the TAN brand, as well as our other branded products and services.  We also intend to enhance our brand through association with other leaders in the multi-media industry.  We intend to allocate significant resources to further develop and build brand recognition.

The management team of Steven Grunberg, Keith Chrimson and Sheldon Altfeld, as interim Chief Executive Officer, are comprised of experienced professionals who have started and/or assisted networks from the ground up.  We believe that TAN will cater to the GLBT Community which we believe will result in the frequent and increased likelihood that consumers will select TAN as their preferred TV Network for the GLBT Community. Although, there is no assurance that the Company's programming, advertisers, products, services will achieve market acceptance.

We are focused on developing unique programming that targets the GLBT community.  The key elements of our business strategy are:

•	Feature entertainment driven programming, which empowers and inspires people to bring about positive change in their lives;
•	Provide a community environment that represents “points of view” and enrolls support from all businesses, program related groups, experts and other citizens;
•
Allow operators to develop exceptional visibility and credit within their communities with above average local avail opportunities which can be used for integration in network programs while generating local sponsorship partners;

•
Provide an underwriting environment which will yield maximum visibility for sponsors as well as unique business partnerships among entertainment, media, women, minorities, the disabled, welfare recipients re-entering the work force, military veterans and recipients of corporate downsizing communities;

•
Pitch and advertise heavily in all cable, cable casting and other broadband affiliates and trades to reach potential clients and viewers.  We will all try to increase visibility to the top advertising trades to reach Blue Chip underwriters, as well as the advertising industry at large; and

•
Obtain consumer advertising promotions and press coverage in key markets and strategic publications to target our key viewing constituents and key decision makers within the GLBT community.  Leading newspapers and radio stations will also be targeted in a number of states.

Lines of Business

We intend to fully develop our programming for the GLBT Community in a manner that is acceptable to advertisers, the GLBT Community and cable operators.

Among the key features of our programming are:

1.)	Programming designed for the GLBT Community in the alternative of focusing on young gay male population.

2.)	Programming that focuses on the mature GLBT Community.

3.)	Programming that is acceptable to not only the GLBT Community but advertisers as well.

Key Success Strategies

To be successful, we must maintain our integrity to developing this network, by the GLBT Community for the GLBT viewer.  We must provide quality programming for a GLBT Community that has a primary focus on quality.

Our primary focus has to be quality entertainment.  Our secondary focus has to be for the GLBT Community.

We plan on distribution of TAN to cable networks initially with further distribution on satellite signals currently used in homes.

SALES AND MARKETING

Our marketing activities will include the following features

•
Marketing our network with key strategic partners, such as Fortune 500 companies, which are now recognizing the enormous size of the GLBT Community.  We will appoint a sales team to utilize approach on large and multiple opportunity advertisers.

•	Early stage advertising in area’s of potential viewership.

•	Promoting our services at television media industry shows as well as GLBT events across the country.

•	Advertising in selected trade publications will be used to build brand awareness and for lead generation for the business-to-business segment,

•	Consumer publication will be used to build brand awareness and lead generation among consumers

Web-Based Advertising

Critical to producing visibility and traffic is the use of the Web for advertising.  We plan  to have a  campaign which will increase traffic and contribute to "brand  recognition" and "brand loyalty" through a combination of search engine listings with meta-tags that produce search results in the top 10 on listings for GLBT information. With the advent of Web TV, we believe that the prospect of entering more homes as a menu option delivered by a portal site like AOL or Google could enhance media exposure and visitation. The advent of broadband Internet services will be important but will not reduce our primary presence on “standard” television.

Marketing Schedule

Our final model, content, product brand and technology are all under development.  We intend our initial launch will occur in the Fall of 2008.  We intend to place banner advertisements on our strategic partner sites which are yet to be determined. Also, we intend to have an aggressive marketing plan to solicit priority partner sponsorship from a host of providers currently serving the customers of this GLBT Community.  We are taking steps to a validated list of prospects for online advertising. We plan to negotiate with other Web sites to purchase our banner inventory.

We currently have two marketing focuses:

•	Directly and aggressively pitch the top 100 multiple systems operators for licensing, blue chip advertisers and other key corporations for underwriting partnerships;
•	Aggressively pitch to businesses with a promotional program designed to promote and educate the public on the importance of this targeted industry exploration.

Cable and other broadband operators (as appropriate) will be offered a comprehensive marketing package in four parts:

1.
Sales Incentives: Revenue incentives via four minutes per hour for local avails, tiering enhancements, volume discounts, first year free and charter rate card.  Plus, partnership opportunities with the GLBT Market, providing new and unique public relations opportunities and free customized launched materials;

2.
Launch Support Package: Customized ad slicks, cross-channel spots and radio spots, TAN training materials, promotional manual, local ad sales training guide, on-line support for system launches over 150,000 subscribers, print and video logo, customized press kits, related research as it relates to businesses and consumers, subscribers acquisitions guide and more;

3.
Maintenance: Comprehensive bi-annual marketing kits with customized promotional materials with updates on an “as needed” basis, program listings to all multiple systems operators with modem-receive capabilities, affiliate matching funds program, and other business promotions.

4.	Education Link: Develop programs in conjunction with local cable systems. We will link local selected trade schools and trade show seminars live with Tan.

Underwriters will receive:

1.	On-air visibility via underwriting billboards, credits and 30 and 60 second spots.
2.	Day part ownership opportunities, i.e. morning, afternoon, prime-time and late night.
3.	Value-added promotions via magazine distribution, cross-channel promotions, contests, public relations campaigns, web site and other projects.
4.
Partnership tie-ins with the business, women, minorities, the disabled, welfare programs, military veteran affairs, other corporations and visionary organizations that share similar missions and causes.

5.	Expanded visibility via innovative business promotional and press relation programs.
6.	Targeted outreach that focuses on the GLBT consumer.

The advertising supplier of infomercial blocks will have the opportunity to co-design the midnight to 6:00 am day part with TAN and will direct its day-to-day operations.  TAN will oversee editorial content and infomercials will receive TAN’s approval and approval from our “Programming Advisory Board”.

COMPETITION

The GLBT market is evolving rapidly and becoming intensely competitive and we expect that such competition will only continue to escalate as more and more companies acknowledge what we believe, the GLBT Community is enormous.

Barriers to joining the television market on cable systems are numerous for non-GLBT networks and we anticipate it to be more difficult due to the fact that we are a GLBT Community network.

We must compete initially with HERE! and LOGO which are both established gay networks. These listed competitors are all presently operating and both of them have programs which are similar to TAN’s program model. Since these networks are presently available, we will have to attract the attention of consumers who have not already developed loyalty to these competing networks in order to build our customer base.  Thus, our marketing efforts must be more effective than those of our competitors and there is no assurance that this will be the case.

In addition, the Company has identified the following organizations among its potential competitors:  HERE! and LOGO (Subsidiary of CBS/Viacom). We believe that our network will have a considerable appeal to the GLBT Community as well as other consumers, but there is no assurance that this will be the case.

We believe that our program model will have appeal to the GLBT Community.  We strive to capture a wide audience by broadcasting news, entertainment and educational programming.  Similar to a “standard” network, we will focus our programming first on quality, secondly for the GLBT Community. For example, with news provided 2-3 times per day, relevant programming for the GLBT Community, current events about GLBT events locally as well as nationally we will provide the programming necessary to obtain and keep viewer but most importantly, we provide programming that’s important to the GLBT Community

Employees

The Company currently employs five full time employees.

Market Size

Our target audience is anyone who has an interest in the GLBT community.  Our goal is to capture at least 20% of the targeted market each consecutive year.

Programming & Inventory

TAN will provide information, news, trends, updates and non-fiction entertainment for the GLBT community.  Our initial programming inventories will consists of 1,980 hours of original and acquired programs, which should cover the first six months of cable casting, during the 6:00 am to 12:00 am time frame.  This does not include the 1,095 total infomercial hours within the first six months or cable casting between the hours of 12:00 am to 6:00 am.  We will also be acquiring other programming related to our network’s theme from related industries.  Other initial program suppliers will primarily include:

•	Independent filmmakers and producers;
•	Associations and trade related organizations;
•	Production companies; and
•	Collaboration with other major program networks

Original commissioned and co-produced programming will increase as our revenues increase.  Our programs will be transmitted 24 hours a day, 7 days a week via satellite, cable, SMATV, TVRO, MMDS from our facilities to cable systems and other broadband operators.

We will feature original programming , including:

My Life as Kevin: A dramatic family series in which a blue collar Christian family has a young son who is confused about his sexuality and does not conform to standard family values set by his father.

The Hollywood Story:  Entertainment programming giving the latest information on Hollywood stars.

Let’s Get Cooking: Our resident chef will prepare meals in the context of true to life meals.

News: Covering issues from the war in Iraq to local issues pertaining to the GLBT community.

Ask Beatty: Psychotherapist Beatty Cohen, a published author and regular on the talk show circuit, will discuss major life issues.

Alternative View: Group talk setting delving into issues both personal and in the current media, providing both a GLBT Community and straight perspective.

In addition to innovative programs, we will offer unique local promotional opportunities through its local avails, two minutes per hour of airtime each day.  These on-air segments will provide cable operators to insert their own local advertisement, live cut-ins to local news, community fund raisers or can be donated for the promotion of appropriate local and regional organizations.  This will allow operators to customize TAN for their own local community.

TAN will also develop alternative distribution channels for its services, such as TAN magazine, TAN news, TAN clothing line, programming material for syndication, merchandising to consumer markets, home video distribution of “The Best of TAN”, programming from our library and international network licensing or programming sales.

Sourcing

TAN’s primary business operations will be in-house.  However, producers and production crews will be out-sourced through a bidding process.

Technology

Channel capacity has presented the greatest challenge to new television services entering the market.  As digital compression becomes mainstream, channel and satellite industry will provide significant opportunities for new networks to break into new markets.  Each service, however, will be held to the highest standards of programming excellence in order to attract and hold the attention of the consumer.  Reception by affiliates will also determine penetration.  TAN will still seek distribution on alternative systems such as analog systems, broadcast and syndication, although it is primarily packaged for the digital marketplace.

DESCRIPTION OF PROPERTY

Our headquarters are located at 15 Summit Executive Center Suite 200, 13575 58th Street north, Clearwater, FL 33760.  This is a “virtual” office with no occupied office space.  We are provided with an individual telephone number, a receptionist and mail receiving. Our lease for this facility is on a month to month basis.  We are currently in search for a traditional office and are at the time of this filing in negotiations with a leasor in Clearwater, Florida for relocation.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property. We are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND PLAN OF OPERATION

The information in this report contains forward-looking statements. All statements other than statements of historical fact made in report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

TAN, Inc., along with its wholly owned subsidiary, TAN, LLC is a development stage company that has begun to develop a television network which provides programming to the GLBT Community.

Our objective is to become the leading provider of news, entertainment, educational and informational programming to a growing segment of population being the GLBT Community.  We believe our TV network and programming will appeal to all consumers with a GLBT target audience, however we do not know if our services and programming will be well received or whether we will achieve a significant customer base.  We intend to develop our website (www.trianglealternativenetwork.com) with program accessibility but our primary focus is traditional TV network viewer ship.

Plan of Operation and Financing Needs

To date we have not generated any revenues.  We currently plan to start developing our programming in the Fall of 2008. We may not be able to start marketing our programming when planned or that we will become profitable from our other operations in the future. We have incurred net losses in each fiscal period since inception of our operations.

Our initial focus during the next twelve months is the finalization of a number strategic alliances, the initialization of a PR campaign and the rolling out of our programming.

We currently do not have sufficient cash reserves to meet all of our anticipated obligations for the next twelve months and we may not be able to obtain the necessary financing. As a result, we are currently in discussions with various funding sources seeking funding for our current operations and additional funding as we develop our operations. In addition to any third-party financing we may obtain, we currently expect that loans from our stockholders may be a continuing source of liquidity to fund our operations. We are currently in discussions with prospective investors for a financing of at least $500,000.

To the extent that funds are insufficient to meet management's business plans, we intend to begin the development of our programming (which can be done without raising more capital, albeit on a basis under which profitability is difficult to foresee), and/or seek alternative business opportunities in order to generate revenue.

Future expenses will include:

Research and Development Expenses

Research and development expenses consist primarily of:

•	salaries and related costs for our research and development employees;

•	funding for various research projects, often employing the use of consultants;

•	legal fees; and

General and Administrative Expenses

General and administrative expenses consist primarily of:

•	salaries and related costs of executives, administrative and marketing personnel;

•	professional service costs;

•	public / investor relations;

•	travel and related costs; and

•	occupancy and other overhead costs.

Tabular Disclosure of Contractual Obligations

The following table sets forth information, as of March 31, 2008, with respect to our known contractual obligations reflected on our Balance Sheet as of such date:

	Payment Due By Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Contractual Obligations:
Long-Term Debt	66,700	56,174	---	10,526	----
Total	66,700	56,174	----	10,526	----

Lease Obligation

The following is a schedule of future minimum rental payments, included annual increases, required under the operating lease agreements:

Year Ending May	Amount
2008	500.00
2009	12,000.00

Employment Agreements

We do not currently have employment agreements established.  We have begun the process of entering into employment agreements with our executive officers.  Current agreements have been in good faith verbal agreements.  Employment agreements will renew on an annual basis unless terminated by either party. Such agreements, will be revised from time to time, provide for minimum salary levels, adjusted annually for cost-of-living changes, as well as for incentive bonuses that are payable if specified management goals are attained.

RESULTS OF OPERATIONS

The following table presents the dollar amount and percentage of changes from period to period of the line-items included in our Condensed Consolidated Statements of Operations for the year ended December 31, 2007 and the three months ended March 31, 2008 :

	For the Three Months Ended March 31, 2008 ($)	From Inception (May 23, 2007) through December 31, 2007 ($)
Revenue	0.00	0.00

Operating expenses:
Advertising	0	350
Depreciation	111	2,216
Film and Production	0	1,081
General and Admin.	557	82,022
Total expenses	668	85,669

Other income (expense)	(272)	(93)

Net loss	(940)	(85,762)

Revenues:

We have not generated any revenue to date.

Operating Expenses:

Our operating expenses totaled $86,337 and consist of our day to day operating expenses, company vehicle and related vehicle expenses, development of business plan, rent, telephone, internet, casting, expenses related to our demonstration video such as filming, studio rental, equipment, editing, directing.

Advertising:

The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred $-0- and $350 of advertising expense during the periods ended March 31, 2008 and December 31, 2007, respectively.

Depreciation:

Depreciation for the company vehicle for period ending December 31, 2008 is $2,216 and $111 through March 31, 2008.

Film and Production:

The company has spent from March 23, 2007 through December 31, 2007 $34,400 on pre-production, production and post-production of our demonstration disc.  From May 23, 2007 through March 31, 2008 we have spent $34,500 on editing and updating our demonstration disc.

General and Administrative Expenses:

From March 23, 2007 through December 31, 2007 we have had zero administrative expenses.  From December 31, 2007 through March 31, 2008 we have had zero administrative expenses.  For this same period, we have no general expenses other than what is listed in our Operating Expenses herein.

Other income (expense):

From March 23, 2007 through December 31, 2007 we have generated no income.  From December 31, 2007 through March 31, 2008 we generated no income.  From March 23, 2007 through December 31, 2007 we have incurred no expenses other than what has been previously listed in our Operating Expenses.  From December 31, 2007 through March 31, 2008 we have incurred no expenses other than what has been previously listed in our Operating Expenses.

Liquidity and Capital Resources

As of May 22, 2008, we had cash in the amount of $892.00 and a negative cash flow from operations from inception to May 26, 2008 of $92,640.00.

We currently do not have sufficient cash reserves to meet all of our anticipated obligations for the next twelve months and there can be no assurance that we will ultimately close on the necessary financing. Accordingly, we will need to seek funding in the near future.

The report of the independent registered public accounting firm on our financial statements as of the year ended December 31, 2007 and the three months ended March 31, 2008, contains an explanatory paragraph regarding a substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. The Company is currently assessing the potential impact that adoption of SFAS No. 157 would have on the financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 gives the irrevocable option to carry many financial assets and liabilities at fair values, with changes in fair value recognized in earnings. SFAS No. 159 is effective beginning January 1, 2008, although early adoption is permitted. The Company is currently assessing the potential impact that adoption of SFAS No. 159 will have on the financial statements.

The FASB has revised SFAS No. 141.  This revised statement establishes uniform treatment for all acquisitions.  It defines the acquiring company.  The statement further requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non- controlling interest in the acquired at the acquisition date, measured at their fair market values as of that date.  It requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquired, at the full amounts of their fair values. This changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes over time.  This statement also makes corresponding significant amendments to other standards that related to business combinations, namely, 109, 142 and various EITF’s.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company believes the implementation of this standard will have no effect on our financial statements.

Critical Accounting Policies And Estimates

The application of accounting policies requires judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty and are based upon historical experience, trends in the industry, and information available from outside sources. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant critical accounting policies include:

Nature of Business
Triangle Alternative Network, Inc. (the Company) was organized as a corporation in the State of Delaware on April 1, 2008. Triangle Alternative Network, LLC, (the Subsidiary) was organized in the State of Florida on May 23, 2007. The Company was incorporated to engage in the business of producing and broadcasting television programming which focuses on the GLBT (Gay-Bi-Sexual-Transgender) community.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basic (Loss) per Share
Basic (loss) per share is calculated by dividing the Company’s net loss applicable to members by the weighted average number of member units during the period. Diluted earnings per member unit is calculated by dividing the Company’s net income available to members by the diluted weighted average number of member units outstanding during the period. The diluted weighted average number of member units outstanding is the basic weighted number of member units adjusted for any potentially dilutive debt or equity. There are no such member unit equivalents outstanding as of March 31, 2008 and December 31, 2007.

	For the Three Months Ended March 31, 2008	From Inception on May 23, 2007 Through December 31, 2007
Loss (numerator)	$(940)	$(85,762)
Units (denominator)	5,000,000.	2,500,000.
Per share amount	$(0.00)	$(0.17)

Dividends
The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during any of the periods shown.

Comprehensive Income
The Company has no component of other comprehensive income. Accordingly, net income equals comprehensive income for the periods ended March 31, 2008 and December 31, 2007.

Advertising Costs
The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred $-0- and $350 of advertising expense during the periods ended March 31, 2008 and December 31, 2007, respectively.

Cash and Cash Equivalents
For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Income Taxes
The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company has elected to be taxed as a corporation for Federal and State income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to the net loss before provision for income taxes for the following reasons:

	March 31, 2008	December 31, 2007
Income tax expense at statutory rate	$(367)	$(33,447))
Common stock issued for services	-	(29,250)
Valuation allowance	367	4,197
Income tax expense per books	$-	$-

Net deferred tax assets consist of the following components as of:

	March 31, 2008	December 31, 2007
NOL carryover	$4,564	$4,197
Valuation allowance	(4,564)	(4,197)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $11,702 for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

Impairment of Long-Lived Assets
The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Accounting Basis
The basis is accounting principles generally accepted in the United States of America.  The Company has adopted a December 31 fiscal year end. The Consolidated Financial Statements include the accounts of the Company and the Subsidiary. The members of the Subsidiary became the shareholders of the Company accordingly, the acquisition of the Subsidiary is accounted for as a recapitalization of the Subsidiary and the historical financial statements of the Subsidiary are presented as those of the Company.

Stock-based compensation.
As of March 31, 2008 and December 31, 2007, the Company has not issued any share-based payments to its employees.

The Company adopted SFAS No. 123-R effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1,2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R.

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Accounting for Income Taxes

We are a development stage company with accumulated deficits through May 22, 2008 of $90,640.00. We plan to use our net operating loss carry forwards to offset our future taxable net income until the accumulated net operating losses are exhausted.

QUALITATIVE AND QUANTITATIVE MARKET RISK

OTC Bulletin Board Considerations

As discussed elsewhere in this registration statement, the Company’s common stock is not currently traded on the Over the Counter Bulletin Board (“OTCBB”). To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information regarding our executive officers and directors. Each of our executive officers has been elected by our board of directors and serves until his or her successor is duly elected and qualified:

Name	Age	Position
Sheldon Altfeld	70	Interim Chief Executive Officer
Steven Grunberg	51	Vice President, Programming
Rick Kizel	47	Chief Financial Officer Director
Philip R. Pancoast	37	Chief Operating Officer Director

The principal occupations and business experience for at least the past five years of each director and executive officer is as follows.

Sheldon Altfeld: Beginning in 2003 and continuing to the present time, Mr. Altfeld has been the Production and Traffic Manager for the PetCARE Network, KidCARE  Medical TV and Women’s Helath Care Network.  He is also the consultant to Cable Maven Enterprises where he consults startup cable networks.  Mr. Altfeld founded Sheldon I. Altfeld Productions, a full service production company for the pre-production, production and post-production of television programming.  Prior to that, Mr. Altfeld founded The Silent Network, a national cable network dedicated to programming for the deaf and hard-of-hearing community.  Mr. Altfeld was the founder and chief executive officer of HoopLA P.R., a public relations firm for the entertainment industry.  Mr. Altfeld has won four Emmy Awards and has been nominated twelve times.

Steven Grunberg: From 2003 to 2005, Mr. Grunberg was the Vice President of Programming at Q-Television Network.  From 2005 to 2008, Mr. Grunberg served as Vice President of Sales and Marketing at The Villa Resort.  Mr. Grunberg graduated from the UCLA film school.

Rick Kizel:  In 2003 Mr. Kizel acquired SQM Distributing, a wholesale tool and clothing line distributor that also acquires real estate properties which provided wholesale tools and clothing lines to resellers and retail customers.  Mr. Kizel sold SQM Distributing in 2008.  Mr. Kizel also founded MJS Enterprises, a wholesale business specializing in importing goods from Japan and Taiwan. Mr. Kizel received his degree in Art from the Milwaukee Technical School.  He earned his degree in Business Administration and Management from Okaloosa-Walton Community College and a degree from Mercer University in Business Administration and Management.

Philip Raymond Pancoast: From 2003 to 2008, Mr. Pancoast worked as a self-employed stock trader.  Mr. Pancoast was also the executive producer for three years for a weekly broadcast on the Christian Television Network.

Key Employees and Consultants:

Keith R. Chrismon: From 2004 to 2008, Mr. Chrismon served as a senior consultant for Walk the Talk Consulting, a consulting firm for start up businesses.  From 2003 to 2004, Mr. Chrismon was the Chief Executive Officer and President of Central Wireless, a company that designs and installs wireless infrastructures.  Prior to that, Mr. Chrismon served as Affiliate Marketing Director for Bravo Network.  He has also worked as a producer for ESI Entertainment, CBS Circle Films and Directors Consortium.  Mr. Chrismon has also served as Program Director of American Cable Systems.

Don Lavoie: From 2003 to the present, Mr. Lavoie has served as a partner and executive consultant at Developmetrics Executive Consulting.  Mr. Lavoie is the former Executive Vice President of LowermyBills.com, the former Interim Chief Executive Officer of iSearch, Inc. and the former President of Westec Interactive Security.

There are no family relationships among any of our directors or executive officers.

Corporate Governance Guidelines

Our Board has long believed that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our common stock is not currently quoted on any listed exchange. However, our Board believes that the corporate governance rules of NASDAQ and AMEX represent good governance standards and, accordingly, during the past year, our Board has continued to review our governance practices in light of the Sarbanes-Oxley Act of 2002, the new rules and regulations of the Securities and Exchange Commission and the new listing standards of NASDAQ and AMEX, and it has implemented certain of the foregoing rules and listing standards during this past fiscal year. TAN has also adopted a Code of Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Board is also considering adopting during this current fiscal year additional corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of TAN and its stockholders.

Board Determination of Independence

Under NASDAQ and AMEX rules, generally speaking, a director will only qualify as an "independent director" if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that each of Rick Kizel and Philip R. Pancoast does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that, consequently, each of these directors is an "independent director" as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules and similar AMEX rules.

The Board held 4 meetings during our fiscal year ended December 31, 2007. The standing committees of the Board are the Audit Committee and the Compensation Committee. The Board does not currently have a nominating committee and has not established any specific procedure for selecting candidates for director. Directors are currently nominated by a majority vote of the Board. There is also no established procedure for stockholder communications with members of the Board or the Board as a whole. However, stockholders may communicate with our investor relations department, and such communications are either responded to immediately or are referred to the president or chief financial officer for a response. During fiscal 2007, each of the incumbent directors, during his period of service, attended at least 75% of the total number of meetings held by the Board.

EXECUTIVE COMPENSATION

Executive Compensation

Our executive officers have not received any compensation since the date of our incorporation, and we did not accrue any compensation.

Equity Compensation, Pension or Retirement Plans

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

Audit Committee

Presently, our Board of Directors is performing the duties that would normally be performed by an audit committee. We intend to form a separate audit committee, and plan to seek potential independent directors. In connection with our search, we plan to appoint an individual qualified as an audit committee financial expert.

OPTIONS/Sars GRANTS DURING LAST FISCAL YEAR

None.

DIRECTOR COMPENSATION

The Company’s directors currently serve without compensation.

POTENTIAL CONFLICTS OF INTEREST

None.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Guiding Principles

Currently, none of our employees receive any compensation.  Management is prepared to accept modest initial salaries to obtain financing for startup.  Going forward, our general compensation philosophy is further guided by the following principles specific to our executives:

●  A strong link between pay and Company performance

●  Executives aligned with stockholders and managing from the perspective of owners with a meaningful equity stake in TAN in the form of grants of stock options and restricted stock.

●  A competitive compensation package that will enable the Company to attract and motivate high-performing talent and that is strongly competitive with other biotechnology companies in our industry.

●  A simple and cost-efficient program design

The Compensation Committee of our Board of Directors determines the base salary (and any bonus and equity-based compensation) for each executive officer annually.

LIMITATION OF LIABILITY AND INDEMNIFICATION

As permitted by the Delaware General Corporation Law, we have adopted provisions in our by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

●  any breach of the director's duty of loyalty to us or our stockholders;

●  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●  any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

●  any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:

●  we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Florida General Corporation Law; and

●  we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We intend to obtain and thereafter maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership information of our common stock at July 17, 2008, for:

●  each person known to us to be the beneficial owner of more than 5% of our common stock (other than selling stockholders, whose beneficial ownership is disclosed on page 56);

●  each named executive officer;

●  each of our directors; and

●  all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned. We have based our calculation of the percentage of beneficial ownership on 5,000,000 shares of common stock outstanding on July 17, 2008.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 17, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.  It should be noted that no shareholder of the Company currently holds any options or warrants exercisable within 60 days of July 17, 2008. Beneficial ownership representing less than 1% is denoted with an asterisk (.*)

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Ownership(%)
Rick Kizel	2,156,750**	43.13
Philip R. Pancoast	2,156,750***	43.13
Sheldon Altfeld	12,500	*
Steven Grunberg	25,000	*
Officers and Directors (4 persons)	4,351,000	87%

** Includes 2,156,750 shares of Class B Common Stock

***Includes 2,156,750  shares of Class B Common Stock

TRANSACTIONS WITH SELLING STOCKHOLDERS
 None.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP has passed upon the validity of the shares of common stock offered hereby.

EXPERTS

The consolidated financial statements as of March 31, 2008 and for the year ended December 31, 2008 included in this prospectus have been so included in reliance on the report of Moore & Associates, Chartered, an independent registered public accountant, given on the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we and the selling stockholders are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement. All amounts are estimates except the Securities and Exchange Commission registration fee. The following expenses will be borne solely by the registrant.

SEC registration fee	$353.70
Printing and engraving expenses	$0
Legal fees and expenses	$100,000
Accounting fees and expenses	$4,000
Miscellaneous expenses	$0
Total	$104,353.70

The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation and By-Laws provide that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director's duty of loyalty to the corporation or its stockholders;
●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
●	any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation and By-Laws provide that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 16. EXHIBITS.

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation
3.2	Bylaws
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
23.1	Consent of Sichenzia Ross Friedman Ference LLP (See Exhibit 5.1)
23.2	Consent of Moore & Associates, Chartered
99.1	Form of Stock Certificate- Series A Common Stock
99.2	Form of Stock Certificate- Series B Common Stock
99.3	Form of Stock Certificate- Series C Common Stock

* Filed herewith

ITEM 17. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

 (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on July 17, 2008.

TRIANGLE ALTERNATIVE NETWORK INCORPORATED

By:	/s/ Sheldon Altfeld
Sheldon Altfeld
Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Sheldon Altfeld
Sheldon Altfeld	Interim Chief Executive Officer	July 17, 2008
/s/ Rick Kizel
Rick Kizel	Chief Financial Officer	July 17, 2008
/s/ Philip R. Pancoast
Philip R. Pancoast	Chief Operating Officer	July 17, 2008
/s/ Steven Grunberg Steven Grunberg	Vice President, Programming	July 17, 2008

TRIANGLE ALTERNATIVE NETWORK INCORPORATED
(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2008 and December 31, 2007

C O N T E N T S

MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Triangle Alternative Network Incorporated
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Triangle Alternative Network Incorporated (A Development Stage Company) as of March 31, 2008 and December 31, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the three-month period ended March 31, 2008, from inception on May 23, 2007 through December 31, 2007, and from inception on May 23, 2007 through March 31, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated  financial statements referred to above present fairly, in all material respects, the financial position of Triangle Alternative Network Incorporated. (A Development Stage Company) as of March 31, 2008 and December 31, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the three-month period ended March 31, 2008, from inception on May 23, 2007 through December 31, 2007, and from inception on May 23, 2007 through March 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 6 to the consolidated financial statements, the Company has accumulated deficit of $86,702 as of March 31, 2008 and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time. These factors raise substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 6.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
May 19, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

TRIANGLE ALTERNATIVE NETWORK, INC.
(A Development Stage Company)
Consolidated Balance Sheets

ASSETS

	March 31, 2008	December 31, 2007

CURRENT ASSETS
Cash and cash equivalents	$556	$573

Total Current Assets	556	573

EQUIPMENT
Equipment, net	19,832	19,943

Total Equipment, net	19,832	19,943

OTHER ASSETS
Film and production costs	34,500	34,400
Deposits	110	110

Total Other Assets	34,610	34,510

TOTAL ASSETS	$54,998	$55,026

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Notes payable, current portion	$3,063	$3,063
Related party payables	53,111	51,601

Total Current Liabilities	56,174	54,664

LONG-TERM LIABILITIES
Notes payable net of current portion	10,526	11,124

TOTAL LIABILITIES	66,700	65,788

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock; 15,000,000 shares authorized
at par value of $0.001, 5,000,000 shares
issued and outstanding	5,000	5,000
Additional paid-in capital	70,000	70,000
Accumulated deficit	(86,702)	(85,762)

Total Members' Equity (Deficit)	(11,702)	(10,762)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$54,998	$55,026

The accompanying notes are an integral part of these financial statements.

TRIANGLE ALTERNATIVE NETWORK, INC.
(A Development Stage Company)
Consolidated Statements of Operations

		From Inception	From Inception
	For the Three	on May 23,	on May 23,
	Months Ended	200 Through	2007 Through
	March 31,	December 31,	March 31,
	2008	2007	2008

REVENUES	$-	$-	$-

OPERATING EXPENSES

Advertising expense	-	350	350
Depreciation expense	111	2,216	2,327
Film and production expense	-	1,081	1,081
General and administrative	557	82,022	82,579

Total Operating Expenses	668	85,669	86,337

INCOME (LOSS) FROM OPERATIONS	(668)	(85,669)	(86,337)

OTHER EXPENSES

Interest expense	(272)	(93)	(365)

LOSS BEFORE TAXES	(940)	(85,762)	(86,702)

Income taxes	-	-	-

NET LOSS	$(940)	$(85,762)	$(86,702)

BASIC LOSS PER MEMBER UNIT	$(0.00)	$(0.02)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	5,000,000	5,000,000

The accompanying notes are an integral part of these financial statements

TRIANGLE ALTERNATIVE NETWORK, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)

				Deficit
				Accumulated	Total
			Additional	During the	Stockholders'
	Common Stock		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance, May 23, 2007	-	$-	$-	$-	$-

Shares issued for services on May 23, 2007 at $0.015 per share	5,000,000	5,000	70,000	-	75,000

Net loss since from inception through December 31, 2007	-	-	-	(85,762)	(85,762)

Balance, December 31, 2007	5,000,000	5,000	70,000	(85,762)	(10,762)

Net loss for the three months ended March 31, 2008	-	-	-	(940)	(940)

Balance, March 31, 2008	5,000,000	$5,000	$70,000	$(86,702)	$(11,702)

The accompanying notes are an integral part of these financial statements.

TRIANGLE ALTERNATIVE NETWORK, INC.
(A Development Stage Company)
Consolidated Statements of Cash Flows

	For the Three Months Ended March 31, 2008	From Inception on May 23, December 31, 2007	From Inception on May 23, March 31, 2008

OPERATING ACTIVITIES

Net loss	$(940)	$(85,762)	$(86,702)
Adjustments to Reconcile Net Loss to Net
Cash Used by Operating Activities:
Depreciation expense	111	2,216	2,327
Common stock issued for services	-	75,000	75,000
Changes in operating assets and liabilities:
Changes in deposits	-	(110)	(110)

Net Cash Used in Operating Activities	(829)	(8,656)	(9,485)

INVESTING ACTIVITIES

Film and production costs	(100)	(34,400)	(34,500)
Purchase of property and equipment	-	(22,159)	(22,159)

Net Cash Used in Operating Activities	(100)	(56,559)	(56,659)

FINANCING ACTIVITIES

Proceeds from loans	-	14,280	13,589
Repayment of loans	(598)	(93)
Proceeds from related party loans	1,510	51,601	53,111

Net Cash Provided by Financing Activities	912	65,788	66,700

NET DECREASE IN CASH	(17)	573	556

CASH AT BEGINNING OF PERIOD	573	-	-

CASH AT END OF PERIOD	$556	$573	$556
SUPPLIMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$272	$93	$365
Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

TRIANGLE ALTERNATIVE NETWORK, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2008 and December 31, 2007

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Triangle Alternative Network, Inc. (the Company) was organized as a corporation in the State of Delaware on April 1, 2008. Triangle Alternative Network, LLC, (the Subsidiary) was organized in the State of Florida on May 23, 2007. The Company was incorporated to engage in the business of producing and broadcasting television programming which focuses on the GLBT (Gay-Bi-Sexual-Transgender) community.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basic (Loss) per Share
Basic (loss) per share is calculated by dividing the Company’s net loss applicable to members by the weighted average number of member units during the period. Diluted earnings per member unit is calculated by dividing the Company’s net income available to members by the diluted weighted average number of member units outstanding during the period. The diluted weighted average number of member units outstanding is the basic weighted number of member units adjusted for any potentially dilutive debt or equity. There are no such member unit equivalents outstanding as of March 31, 2008 and December 31, 2007.

	For the Three Months Ended March 31, 2008	From Inception on May 23, 2007 Through December 31, 2007
Loss (numerator)	$(940)	$(85,762)
Units (denominator)	5,000,000	2,500,000
Per share amount	$(0.00)	$(0.03)

Dividends
The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during any of the periods shown.

Comprehensive Income
The Company has no component of other comprehensive income. Accordingly, net income equals comprehensive income for the periods ended March 31, 2008 and December 31, 2007.

Advertising Costs
The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred $-0- and $350 of advertising expense during the periods ended March 31, 2008 and December 31, 2007, respectively.

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents
For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Income Taxes
The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company has elected to be taxed as a corporation for Federal and State income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to the net loss before provision for income taxes for the following reasons:

	March 31, 2008	December 31, 2007
Income tax expense at statutory rate	$(367))	$(33,447))
Common stock issued for services	-)	29,250)
Valuation allowance	367)	4,197)
Income tax expense per books	$-)	$-)

Net deferred tax assets consist of the following components as of:

	March 31, 2008	December 31, 2007
NOL carryover	$4,564)	$4,197)
Valuation allowance	(4,564)	(4,197)
Net deferred tax asset	$-)	$-)

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $11,702 for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets
The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Accounting Basis
The basis is accounting principles generally accepted in the United States of America.  The Company has adopted a December 31 fiscal year end. The Consolidated Financial Statements include the accounts of the Company and the Subsidiary. The members of the Subsidiary became the shareholders of the Company accordingly, the acquisition of the Subsidiary is accounted for as a recapitalization of the Subsidiary and the historical financial statements of the Subsidiary are presented as those of the Company.

Stock-based compensation.
As of March 31, 2008 and December 31, 2007, the Company has not issued any share-based payments to its employees.

The Company adopted SFAS No. 123-R effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1,2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R.

Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. The Company is currently assessing the potential impact that adoption of SFAS No. 157 would have on the financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 gives the irrevocable option to carry many financial assets and liabilities at fair values, with changes in fair value recognized in earnings. SFAS No. 159 is effective beginning January 1, 2008, although early adoption is permitted. The Company is currently assessing the potential impact that adoption of SFAS No. 159 will have on the financial statements.

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)
The FASB has revised SFAS No. 141.  This revised statement establishes uniform treatment for all acquisitions.  It defines the acquiring company.  The statement further requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair market values as of that date.  It requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquired, at the full amounts of their fair values. This changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes over time.  This statement also makes corresponding significant amendments to other standards that related to business combinations, namely, 109, 142 and various EITF’s.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company believes the implementation of this standard will have no effect on our financial statements.

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

2.    EQUITY

On May 23, 2007, the Company issued 5,000,000 shares of common stock for services valued at $75,000 ($0.015 per share) to its founders.  As of April 1, 2008, the Board of Directors of the Company authorized and carried out a forward stock split of the Company’s issued and outstanding common stock on a five (5) shares for one (1) share basis, which was effected as a stock dividend.  All references to common stock activity have been rectroactively restated so as to incorporate the effect of the stock split.

3.    EQUIPMENT

Equipment is stated at cost.  Depreciation expense for the periods ended March 31, 2008 and December 31, 2007 amounted to $63 and $-0-, respectively.  Gains from losses on sales and disposals are included in the statements of operations.  Maintenance and repairs are charged to expense as incurred.  As of March 31, 2008 and December 31, 2007 equipment consisted of the following:

	2008	2007
Office equipment	$16,384	$16,384
Vehicle	5,775	5,775
Accumulated depreciation	(2,327)	(2,216)

Total	$19,832	$19,943

4.    FILM AND PRODUCTION COSTS

The Company is capitalizing all film and production costs including editing and filming of features for distribution (pilots) which exceed $1,000.  The Company is capitalizing the production costs under FAS 53, paragraph 10.  The costs will be charged to revenues when the productions are broadcast. The Company has capitalized $34,500 in such costs through March 31, 2008.

5.    RELATED PARTY PAYABLES

All startup expenses of the Company including purchase of property and equipment, production costs and expenses, advertising expenses, general and administrative expenses and interest expense have been paid for by the founders of the Company. The loans are non interest bearing, unsecured and due upon demand.

6.    GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern.  However, the Company has accumulated deficit of $86,702 as of March 31, 2008.  The Company currently has limited liquidity, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

7.    NOTE PAYABLE

The Company has a note payable for the purchase of its vehicle. The note is secured by the vehicle, bears interest at 7.77% per annum and is due in monthly payments of $290 through November 3, 2012. Future maturities of the note payable are as follows:

2008	$2,465
2009	2,663
2010	2,878
2011	3,110
2012	2,473
Total	$13,589

8.    SUBSEQUENT EVENTS

Effective April 1, 2008, Triangle Alternative Network, LLC (a Florida limited liability company) became a wholly-owned subsidiary of Triangle Alternative Network, Inc. (a Delaware corporation).